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                                                                    EXHIBIT 11

                        CHATTEM, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
                   (In thousands, except per share amounts)

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                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------

NET INCOME (LOSS):
  Continuing operations.............................................................  $   7,255  $   3,804  $   2,325
  Discontinued operations...........................................................         --         --     10,008
  Extraordinary loss on early extinguishment of debt, net...........................     (1,370)      (532)      (367)
                                                                                      ---------  ---------  ---------
    Net income......................................................................  $   5,885  $   3,272  $  11,966
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
  Weighted number of common shares outstanding......................................      8,793      8,052      7,292
  Shares issued upon assumed exercise of outstanding stock options and warrants.....        331        101         --
                                                                                      ---------  ---------  ---------
    Weighted average number of common and common equivalent shares outstanding......      9,124      8,153      7,292
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
NET INCOME (LOSS) PER COMMON SHARE:
  Continuing operations.............................................................  $     .80  $     .47  $     .32
  Discontinued operations...........................................................         --         --       1.37
  Extraordinary loss on early extinguishment of debt, net...........................       (.15)      (.07)      (.05)
                                                                                      ---------  ---------  ---------
    Net income per common share.....................................................  $     .65  $     .40  $    1.64
                                                                                      ---------  ---------  ---------
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